UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2014

MoneyGram International, Inc.
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(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-31950 (Commission File Number)	16-1690064 (I.R.S. Employer Identification Number)
2828 N. Harwood Street, 15th Floor Dallas, Texas (Address of principal executive offices)	75201 (Zip code)
Registrant’s telephone number, including area code: (214) 999-7552

Not applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 10, 2014, the Human Resources and Nominating Committee (the “Committee”) of the Board of Directors of MoneyGram International, Inc. (the “Company”) approved a one-time cash retention award for certain executive officers of the Company. The Committee designed and granted these awards to provide a retention incentive to such officers. The Committee approved awards to Pamela H. Patsley, the Company’s Chairman and Chief Executive Officer, W. Alexander Holmes, the Company’s Chief Financial Officer and Chief Operating Officer and other executive officers of the Company.
Under the retention agreements to be entered into with each recipient, the Company will agree to provide a cash payment to each recipient, if still employed on the applicable payment date, of (i) 25% of the award at the 12 month anniversary of the date of the award, (ii) 25% of the award at the 18 month anniversary of the award, and (iii) 50% of the award at the 25 month anniversary of the award. In addition, the Company will agree to pay each recipient the next succeeding payment due under the retention agreement if their employment is terminated by the Company without cause. The total amount of awards granted under the retention agreements to all recipients in the aggregate is $8.35 million. The potential payout of the retention awards for the named executive officers of the Company is set forth below:

Name	Title	Total Value of Award Under Retention Agreement
Pamela H. Patsley	Chairman and Chief Executive Officer	$3,250,000
W. Alexander Holmes	EVP, Chief Financial Officer and Chief Operating Officer	$900,000
Steven Piano	EVP, Chief Human Resources and Global Real Estate	$600,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ Steven Piano
Name:	Steven Piano
Title:	Executive Vice President, Human Resources and
Global Real Estate

Date:    December 16, 2014